Exhibit 8.1

[Letterhead of King & Spalding LLP]

March 2, 2020

Xerox Holdings Corporation

P.O. Box 4505, 201 Merritt 7

Norwalk, Connecticut 06851-1056

Ladies and Gentlemen:

We have acted as counsel to Xerox Holdings Corporation, a New York corporation (“Parent”), in connection with (i) an exchange offer (the “Offer”) to acquire (subject to, among other conditions, the Minimum Tender Condition, as defined in the Registration Statement) shares of common stock of HP Inc., a Delaware corporation (the “Company”), commenced by XHC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and (ii) the subsequent merger (the “Second-Step Merger”) of Purchaser with and into the Company, with the Company being the surviving entity. At your request, in connection with the effectiveness of the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Parent, relating to the Offer and the Second-Step Merger, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Offer and the Second-Step Merger will be consummated in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party) and (ii) the statements concerning the Offer and the Second-Step Merger set forth in the Registration Statement are true, complete and correct. If either of the above described assumptions are untrue for any reason or if the Offer or the Second-Step Merger is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we hereby confirm that, subject to the qualifications and limitations described herein and therein, the statements contained in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences” constitute our opinion as to the material U.S. federal income tax consequences of the Offer and the Second-Step Merger.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the United States Internal Revenue Code of 1986, as amended from time to time, and United States Treasury Department regulations promulgated thereunder, published pronouncements of the United States Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Offer or the Second-Step Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Parent or the Company of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Offer and the Second-Step Merger and therefore is prospective and dependent on future events.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        Very truly yours,